Exhibit (d)(xxv)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of August 4, 2008, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”) and JANUS CAPITAL MANAGEMENT LLC., a Delaware limited liability corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated April 3, 2002, as amended, pursuant to which the Subadviser furnishes investment advisory services to certain series of SunAmerica Focused Series, Inc. (the “Fund”) as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the parties desire to further amend the Subadvisory Agreement to reflect: (i) that the Subadviser may, in certain cases, provide investment advisory services with respect to all of the assets of a series and to clarify the Subadviser’s compliance responsibilities in connection therewith, and (ii) a change in the fee payable by the Adviser to the Subadviser with respect to Focused Growth Portfolio; and

WHEREAS, the Board of Directors of the Fund, has approved this Amendment to Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Subadvisory Agreement shall be replaced with the Schedule A attached hereto.

2.	The second sentence of the first paragraph in section 1(a) shall be replaced with the following:

“Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of each Portfolio, or a portion of each Portfolio’s assets allocated to it, as set forth on Schedule A attached hereto.”

3.	The second paragraph of section 1(a) of the Subadvisory Agreement shall be replaced with the following:

“The Subadviser agrees to manage each Portfolio, or portion of each Portfolio’s assets allocated to it, as set forth on Schedule A attached hereto, in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing, the Subadviser agrees to manage each Portfolio (1) so that it qualifies to be treated as a “regulated investment company” under the diversification requirements of subchapter M, chapter 1 of the Code, and (2) in compliance with (a) the provisions of the Act and rules adopted thereunder, and (b) applicable federal and state securities, commodities and banking laws. For purposes of compliance with this paragraph, to the extent the Subadviser is responsible for managing only a portion of a Portfolio, the Subadviser shall be entitled to treat the portion of the assets of each Portfolio that it manages as though such portion constituted the entire Portfolio, and the Subadviser shall not be responsible in any way for the compliance of other portions of the Portfolio or for compliance of the Portfolio as a whole with this paragraph “

4.	The first sentence in section 2 shall be replaced with the following:

“The Subadviser is responsible for decisions to buy or sell securities and other investments for each Portfolio, or portion thereof that it manages, broker-dealers and futures commission merchants’ selection, and negotiation of brokerage commission and futures commission merchants’ rates.”

5.	The second sentence of section 3(a) shall be replaced with the following:

“As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to each Portfolio, or portion thereof that the Subadviser manages.”

6.	The second sentence of section 9(c) shall be replaced with the following:

“The Adviser agrees that, to the extent the Subadviser is responsible for managing only a portion of a Portfolio, the Subadviser shall manage the portion of the assets of the Portfolio allocated to it as if it were a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Portfolio and qualifications of a Portfolio as a regulated investment company under the Code) with respect to the portion of assets of a Portfolio allocated to the Subadviser.

7.	This Amendment to the Subadvisory Agreement is effective as of August 4, 2008.

8.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

JANUS CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

SCHEDULE A